Exhibit 10.1
$150,000,000 REVOLVING CREDIT FACILITY
AMENDED AND RESTATED CREDIT AGREEMENT
by and among
SPARTECH CORPORATION
and
THE LENDERS PARTY HERETO
PNC CAPITAL MARKETS LLC,
BANK OF AMERICA MERRILL LYNCH and
WELLS FARGO BANK, National Association
as Joint Lead Arrangers and Co-Syndication Agents
PNC CAPITAL MARKETS LLC,
as Sole Bookrunner
and
PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent
Dated as of June 9, 2010

TABLE OF CONTENTS

				Page

1.	CERTAIN DEFINITIONS			1
	1.1	Certain Definitions		1
	1.2	Construction		25
	1.3	Accounting Principles		25

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES			26
	2.1	Revolving Credit Commitments		26
		2.1.1	Revolving Credit Loans	26
		2.1.2	Swing Loan Commitment	26
	2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans		26
	2.3	Commitment Fees		26
	2.4	[Intentionally Omitted]		27
	2.5	Revolving Credit Loan Requests; Swing Loan Requests		27
		2.5.1	Revolving Credit Loan Requests	27
		2.5.2	Swing Loan Requests	27
	2.6	Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans		28
		2.6.1	Making Revolving Credit Loans	28
		2.6.2	Presumptions by the Administrative Agent	28
		2.6.3	Making Swing Loans	28
		2.6.4	Repayment of Revolving Credit Loans	29
		2.6.5	Borrowings to Repay Swing Loans	29
	2.7	Notes		29
	2.8	Use of Proceeds		29
	2.9	Letter of Credit Subfacility		29
		2.9.1	Issuance of Letters of Credit	29
		2.9.2	Letter of Credit Fees	30
		2.9.3	Disbursements, Reimbursement	30
		2.9.4	Repayment of Participation Advances	32
		2.9.5	Documentation	32
		2.9.6	Determinations to Honor Drawing Requests	32
		2.9.7	Nature of Participation and Reimbursement Obligations	32
		2.9.8	Indemnity	34
		2.9.9	Liability for Acts and Omissions	34
		2.9.10	Issuing Lender Reporting Requirements	36
	2.10	Utilization of Commitments in the Optional Currency		36
		2.10.1	Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans	36
		2.10.2	Notice From Lenders That Optional Currency is Unavailable to Fund New Loans	36
		2.10.3	Notices from Lenders That an Optional Currency is Unavailable to Fund Renewals of the LIBOR Rate Option	36
	2.11	Currency Repayments		37
	2.12	Optional Currency Amounts		37

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v

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 2.9	-	LETTERS OF CREDIT
SCHEDULE 6.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.2	-	SUBSIDIARIES
SCHEDULE 6.1.5	-	LITIGATION
SCHEDULE 6.1.14	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 7.1.1	-	OPINION OF COUNSEL
SCHEDULE 8.1.3	-	INSURANCE REQUIREMENTS RELATING TO COLLATERAL
SCHEDULE 8.2.1	-	PERMITTED LIENS
SCHEDULE 8.2.5	-	PERMITTED INDEBTEDNESS
SCHEDULE 8.2.12	-	PERMITTED GUARANTEES

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(I)(1)	-	INDEMNITY
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 1.1(S)	-	SECURITY AGREEMENT
EXHIBIT 2.5.1	-	LOAN REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBIT 2.15	-	LENDER JOINDER
EXHIBIT 8.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of June ___, 2010, and is made by and among SPARTECH CORPORATION, a Delaware corporation (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).
     The Borrower, various financial institutions and Bank of America, N.A., as administrative agent, are parties to that certain Fourth Amended and Restated Credit Agreement, dated as of June 2, 2006, as heretofore amended, modified and supplemented from time to time (the “Existing Credit Agreement”).
     The Borrower has requested the Lenders to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $150,000,000 pursuant to this Agreement, which amends and restates the Existing Credit Agreement. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
1. CERTAIN DEFINITIONS
     1.1 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
          Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of assets of a Person that is accompanied by a long term supply agreement, (c) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (d) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.
          Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns.
          Administrative Agent’s Fee shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].
          Administrative Agent’s Letter shall have the meaning specified in Section10.9 [Administrative Agent’s Fee].
          Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other Equity Interests of such Person, or (iii) 10% or more of any class of voting interests or other Equity Interests of which is beneficially owned or held, directly or indirectly, by such Person.
          Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).
          Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”
          Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee.”
          Applicable Margin shall mean, as applicable:
          (A) the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread”, or
          (B) the percentage spread to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit LIBOR Rate Spread”.
          Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          Asset Sale shall have the meaning specified in Section 8.2.2 [Disposition of Assets].
          Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).
          Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Assistant Treasurer or Controller of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

          Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus 0.5%, and (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
          Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(i) [Revolving Credit Base Rate Option].
          Borrower shall mean Spartech Corporation, a corporation organized and existing under the laws of the State of Delaware.
          Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
          Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period and which are denominated either in Dollars or in the same Optional Currency shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.
          Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and (i) if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market, and (ii) with respect to advances or payments of Loans or any other matters relating to Loans denominated in an Optional Currency, such day also shall be a day on which (A) dealings in deposits in the relevant Optional Currency are carried on in the applicable interbank market, and (B) all applicable banks into which Loan proceeds may be deposited are open for business.
          Calyon Term Loan means the term loan made to the Borrower by Calyon New York Branch in the original principal amount of 20,000,000 Euros pursuant to that certain Term Loan Agreement dated as of February 16, 2005, as amended.
          Capital Expenditure shall mean with respect to any person for any period, the aggregate amount of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets that are required to be capitalized under GAAP on a balance sheet of such Person.
          Capital Lease means, as of any date, any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on the balance sheet of the lessee.

          Capitalized Lease Obligations means, with respect to any Person, all outstanding obligations of such Person in respect of Capital Leases, taken at the capitalized amount thereof accounted for as indebtedness in accordance with GAAP.
          Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body.
          Change of Control means that (a) any Person or group (within the meaning of Rule13d-5 of the SEC under the Exchange Act) shall become the Beneficial Owner of 20% or more of the Voting Equity Interests of the Borrower, or (b) a majority of the members of the Board of Directors of the Borrower shall cease to be Continuing Members.
          Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be June ___, 2010.
          Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
          Collateral shall mean any collateral in which a Lien is granted by any Person to the Collateral Agent to secure the Senior Secured Obligations pursuant to the Collateral Documents.
          Collateral Agent shall mean PNC in its capacity as collateral agent for the Creditors, or any successor thereto under the Intercreditor Agreement.
          Collateral Documents shall mean the Security Agreement, any Mortgage Instrument, and any document related thereto.
          Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and, in the case of PNC, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.
          Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].
          Compliance Certificate shall have the meaning specified in Section 8.3.3 [Certificate of the Borrower].
          Computation Date shall have the meaning specified in Section 2.10 [Utilization of Commitments in Optional Currency].
          Consolidated EBITDA for any period of determination shall mean Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of

(a) Consolidated Interest Expense, (b) depreciation and amortization expenses and other non-cash charges (including but no limited to expensing of stock options, fixed asset write-offs and impairment of good will), (c) income and profits taxes, and (d) cash restructuring expenses not to exceed $5,000,000.
          Consolidated Indebtedness means, at any date, all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis.
          Consolidated Interest Expense for any period means the sum for the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, of all amounts which would be deducted in computing Consolidated Net Income on account of interest on Indebtedness (including imputed interest in respect of Capitalized Lease Obligations and amortization of debt discount and expense).
          Consolidated Net Income for any period means the net income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding
          (a) the proceeds of any life insurance policy;
          (b) any gains arising from (i) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of the gains during such period exceeds the aggregate amount of the losses during such period from the sale, abandonment or other disposition of assets (other than current assets), (ii) any write-up of assets or (iii) the acquisition of outstanding securities of the Borrower or any Subsidiary;
          (c) any amount representing any interest in the undistributed earnings of any other Person (other than a Subsidiary);
          (d) any earnings, prior to the date of acquisition, of any Person acquired in any manner, and any earnings of any Subsidiary acquired prior to its becoming a Subsidiary;
          (e) any earnings of a successor to or transferee of the assets of the Borrower prior to its becoming such successor or transferee;
          (f) any deferred credit (or amortization of a deferred credit) arising from the acquisition of any Person; and
          (g) any extraordinary gains not covered by clause (b) above.
          Consolidated Net Worth shall mean, at any date, on a consolidated basis for the Borrower and its Subsidiaries, (a) the sum of (i) capital stock taken at par or stated value plus (ii) capital in excess of par or stated value relating to capital stock plus (iii) retained earnings (or minus any retained earning deficit) minus (b) the sum of treasury stock, capital stock subscribed for and unissued and other contra-equity accounts, all determined in accordance with GAAP.
          Consolidated Total Operating Income shall mean, for any period, on a consolidated basis in accordance with GAAP for the Borrower and its Subsidiaries, earnings before

Consolidated Interest Expense and income taxes for such period, plus all amounts deducted for other non-cash charges (including but not limited to expensing of stock options, fixed asset write-offs and impairments of goodwill) for such period.
          Consolidated Total Assets shall mean, at any date, for the Borrower and its Subsidiaries, the total assets as of such date which would be shown as assets on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.
          Continuing Member means a member of the Board of Directors of the Borrower who either (a) was a member of the Borrower’s Board of Directors on the Closing Date and has been such continuously thereafter, or (b) became a member of such Board of Directors after the Closing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Borrower’s Board of Directors.
          Creditor has the meaning specified in the Intercreditor Agreement.
          Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.
          Debtor Relief Laws means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          Defaulting Lender shall mean any Lender that (a) has failed to fund any portion of the Loans, participations with respect to Letters of Credit, or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (c) has failed at any time to comply with the provisions of Section 5.3 with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders, or (d) has since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding, or has a parent company that since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding.
          Dividends means, with respect to any Person, dividends or other distributions of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock.
          Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.
          Dollar Equivalent shall mean, with respect to any amount of any currency, the Equivalent Amount of such currency expressed in Dollars.

          Domestic Subsidiary means any Subsidiary that is not a Foreign Subsidiary.
          Drawing Date shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
          Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.
          Equity Interest means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
          Equivalent Amount shall mean, at any time, as determined by the Administrative Agent (which determination shall be conclusive absent manifest error) with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”), the amount of such Equivalent Currency converted from such Reference Currency using the average spot rate quoted to the Administrative Agent (based on market rates then prevailing and available to the Administrative Agent) or the commercial market rate of exchange, as determined by the Administrative Agent, for the sale of such Equivalent Currency for such Reference Currency at a time determined by Administrative Agent of the second Business Day immediately preceding the event for which such calculation is made.
          Equivalent Currency shall have the meaning assigned to such term in the definition of “Equivalent Amount”.
          ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
          ERISA Affiliate shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Borrower and are treated as a single employer under Section 414 of the Code.
          ERISA Event shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.
          ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.
          Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”
          Excess Cash Flow shall mean, for any period for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of, without duplication, in each case for such period (a) the sum of (i) Consolidated EBITDA (excluding for purposes of the determination of Excess Cash Flow only, the addition of any cash restructuring expenses), (ii) interest income received in cash, and (iii) net decrease (if any) in working capital minus (b) the sum of (i) Restricted Payments, (ii) aggregate amount of federal, state, local and foreign income taxes paid in cash, (iii) unfinanced cash portion of Capital Expenditures, (iv) amounts expended for Permitted Acquisitions, (v) scheduled principal repayments of Indebtedness (other than Indebtedness of the Borrower or any Subsidiary owing to the Borrower or another Subsidiary) and, without duplication, payments of such Indebtedness which result in a permanent reduction of any commitment related thereto, (vi) interest and fees in respect of any Indebtedness (other than Indebtedness of the Borrower or any Subsidiary owing to the Borrower or another Subsidiary) actually paid in cash, and (vii) net increases (if any) in working capital.
          Excluded Taxes shall mean, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.9.5 [Status of Lenders], except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.9.1 [Payment Free of Taxes].
          Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
          Existing Credit Agreement has the meaning specified in the introductory paragraphs hereto.
          Expiration Date shall mean, with respect to the Revolving Credit Commitments, June 9, 2014.
          Extraordinary Receipt means any cash received by or paid to or for the account of any Person in excess of $1,000,000 not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.
          Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
          Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.
          Fixed Charge Coverage Ratio shall mean, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) the sum of (i) Consolidated EBITDA, minus (ii) Capital Expenditures, minus (iii) income tax expense, to (b) the sum of (i) cash Consolidated Interest Expense, plus (ii) Dividends, plus (iii) Stock Redemptions, plus (iv) scheduled installment payments of principal of Consolidated Indebtedness, excluding (x) principal payments made in 2010 with respect to the Calyon Term Loan, (y) principal payments made in 2010 to satisfy the Noteholders under the Note Purchase Agreement related to the 6.82% Senior Notes due 2011 as set forth in Section 7.1.1(x), and (z) scheduled principal payments for amortization payments under the Note Purchase Agreement related to the 6.58% Senior Notes due 2016, in each case for the four consecutive fiscal quarters most recently ended.
          Foreign Lender shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          Foreign Subsidiary means each Subsidiary of the Borrower which is organized under the laws of any jurisdiction other than, and which is conducting the majority of its business outside of, the United States or any state thereof.
          GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.
          Guarantor means, collectively, (a) each Domestic Subsidiary of the Borrower in existence on the Closing Date other than (i) each Inactive Subsidiary, (ii) each Domestic Subsidiary that has no assets other than the capital stock or other ownership interest of another Domestic Subsidiary, and (b) each Domestic Subsidiary of the Borrower formed or acquired after the Closing Date (other than a Domestic Subsidiary that has no assets other than the capital stock or other ownership interest of another Domestic Subsidiary) that executes a Guaranty Joinder pursuant to Section 11.13.
          Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).
          Guaranty or Guarantees of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
          Guaranty Agreement shall mean the Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors.
          Inactive Subsidiary means any Subsidiary of the Borrower which does not actively conduct business and which does not own any material assets.
          Increasing Lender shall have the meaning assigned to that term in Section 2.15 [Increase in Revolving Credit Commitments].
          Indebtedness means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
          (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
          (c) net obligations of such Person under (i) any Interest Rate Hedge, foreign currency exchange transaction, currency swap transaction, cross-currency rate swap transaction, currency options, spot contracts, or any other similar transactions, and (ii) commodity swaps, commodity options, forward commodity contracts and any other similar transactions;
          (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
          (e) accrued obligations in respect of earn-out or similar payments payable in cash or which may be payable in cash at the seller’s or obligee’s option;
          (f) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
          (g) Capitalized Lease Obligations and Synthetic Lease Obligations;
          (h) obligations in respect of Redeemable Stock;
          (i) any “withdrawal liability” of such Person as such term is defined under Part I of Subtitle E of Title IV of ERISA; and

          (j) all Guarantees of such Person in respect of any of the foregoing.
          For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
          Indemnified Taxes shall mean Taxes other than Excluded Taxes.
          Indemnitee shall have the meaning specified in Section 11.3.2 [Indemnification by the Borrower].
          Indemnity shall mean the Indemnity Agreement in the form of Exhibit 1.1(I)(1) relating to possible environmental liabilities associated with any of the owned real property of the Loan Parties or their Subsidiaries which becomes subject to a Mortgage Instrument.
          Internal Control Event means a weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws, the result of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.
          Information shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.
          Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.
          Intercreditor Agreement means that certain Amended and Restated Intercreditor and Collateral Agency Agreement dated as of June 9, 2010, among PNC, as Collateral Agent, the Administrative Agent on behalf of each of the Lenders, and the Noteholders and consented to by the Borrower and each Granting Party, as hereafter may be amended, modified or supplemented from time to time in accordance with the terms thereof, which Intercreditor

Agreement amends and restates that certain Intercreditor and Collateral Agency Agreement, dated as of September 10, 2008, among inter alia, Bank of America, as the predecessor the collateral agent and administrative agent and the Noteholders and consented to by the Borrower and each Granting Party.
          Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date, and (C) with respect to Revolving Credit Loans which bear interest at an Optional Currency, only the one Month period shall apply to such Loans.
          Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
          Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.
          IRS shall mean the Internal Revenue Service.
          Issuing Lender shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder, and Bank of America, N.A. with respect to the Letters of Credit set forth on Schedule 2.9 (but excluding any Letters of Credit issued by Bank of America, N.A. after the date hereof), and their respective successors.
          Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an Equity Interest.
          Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.
          Lender Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by any Lender or its Affiliate and with respect to which the Administrative Agent confirms: (i) is documented in a standard International Swap Dealer Association Agreement, and

(ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.
          Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.
          Letter of Credit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].
          Letter of Credit Borrowing shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
          Letter of Credit Fee shall have the meaning specified in Section 2.9.2 [Letter of Credit Fees].
          Letter of Credit Obligation shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.
          Letter of Credit Sublimit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].
          “Leverage Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the four consecutive fiscal quarters most recently ended. For purposes of calculating the Leverage Ratio as at any date, Consolidated EBITDA shall be calculated on a pro forma basis (as certified by the Borrower to the Administrative Agent) assuming that all Permitted Acquisitions made, and all divestitures completed, during the four consecutive fiscal quarters then most recently ended had been made on the first day of such period, without adjustment for expected cost savings or other synergies; provided however, subject to the Borrower obtaining a similar agreement from the Noteholders to permit such treatment, Consolidated EBITDA with respected to Permitted Acquisitions and permitted Asset Sales shall be calculated for purposes of the Leverage Ratio based upon a pro forma condensed income statement in a manner acceptable to the Administrative Agent in its reasonable discretion which excludes (i) historical expenses which will not be continuing, and (ii) income related to assets which are disposed of by the Borrower and its Subsidiaries, each of the foregoing as allowed under SEC Regulation S-X.
          LIBOR Rate shall mean the following:
          (A) with respect to Dollar Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

London interbank offered rates quoted by Bloomberg
LIBOR Rate	=	or appropriate successor as shown on Bloomberg Page BBAM1

1.00 - LIBOR Reserve Percentage
          (B) with respect to Optional Currency Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (i) the rate of interest per annum determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate of interest per annum for deposits in the relevant Optional Currency which appears on the relevant Bloomberg Page (or, if no such quotation is available on such Bloomberg Page, on the appropriate such other substitute Bloomberg page that displays rates at which the relevant Optional Currency deposits are offered by leading banks in the London interbank deposit market) or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates at which such Optional Currency deposits are offered by leading banks in the London interbank deposit market (an “Optional Currency Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for delivery on the first day of such Interest Period for a period, and in an amount, comparable to such Interest Period and principal amount of such Borrowing Tranche (“LIBO Rate”) by (ii) a number equal to 1.00 minus the LIBOR Rate Reserve Percentage. Such LIBOR Rate may also be expressed by the following formula:

LIBOR Rate	=	LIBO Rate
1 - LIBOR Rate Reserve Percentage
          The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the

Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
          LIBOR Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii) [Revolving Credit LIBOR Rate Option].
          LIBOR Reserve Percentage shall mean the maximum percentage (expressed as a decimal rounded upward to the nearest 1/100 of 1%) as determined by the Administrative Agent which is in effect during any relevant period, (i) as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”) of a member bank in such System; and (ii) to be maintained by a Lender as required for reserve liquidity, special deposit, or a similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (A) any category of liabilities that includes deposits by reference to which a LIBOR Rate is to be determined, or (B) any category of extension of credit or other assets that includes Loans or Borrowing Tranches to which a LIBOR Rate applies.
          Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
          Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Guaranty Agreement, the Indemnity, the Mortgage Instruments, the Notes, the Security Agreement, and any other instruments, certificates or documents delivered in connection herewith or therewith.
          Loan Parties shall mean the Borrower and the Guarantors.
          Loan Request shall have the meaning specified in Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests].
          Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan.
          Majority Creditors has the meaning specified in the Intercreditor Agreement.
          Material Adverse Change means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) an impairment of the ability of any Loan Party to perform its payment or other material obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
          Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
          Mortgage Instrument has the meaning specified in Section 8.1.10.
          Mortgaged Property has the meaning specified in Section 8.1.10.
          Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.
          Net Cash Proceeds shall mean:
          (a) with respect to any Asset Sale by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction and (C) taxes reasonably estimated to be actually payable as a result of the relevant transaction; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall constitute Net Cash Proceeds; and
          (b) with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.
          New Lender shall have the meaning assigned to that term in Section 2.15 [Increase in Revolving Credit Commitments].
          Non-Consenting Lender shall have the meaning specified in Section 11.1 [Modifications, Amendments or Waivers].

          Noteholders shall mean, collectively, the holders, from time to time, of (a) the Borrower’s 6.58% Senior Notes due September 15, 2016 and (b) the Borrower’s 6.82% Senior Notes due June 5, 2011. Following repayment of the 6.82% Senior Notes due June 5, 2011, any references to such 6.82% Senior Notes and the related Note Purchase Agreement are no longer applicable to this Agreement.
          Note Purchase Agreements shall mean, collectively, (a) that certain Amended and Restated Note Purchase Agreement dated as of September 10, 2008 (initially dated September 15, 2004), among the Borrowers and the purchasers named therein in respect of the Borrower’s 6.58% Senior Notes due 2016, as amended, and (b) that certain Amended and Restated Note Purchase Agreement dated as of September 10, 2008 (initially dated June 5, 2006), among the Borrowers and the purchasers named therein in respect of the Borrower’s 6.82% Senior Notes due 2011 as amended. Following repayment of the 6.82% Senior Notes due June 5, 2011, any references to such 6.82% Senior Notes and the related Note Purchase Agreement are no longer applicable to this Agreement.
          Notes shall mean, collectively, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan.
          Obligation(s) shall mean any obligation or liability of any of the Loan Parties or any of their Subsidiaries, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Lender Provided Interest Rate Hedge with the Loan Parties or any of their Subsidiaries, and (iii) any Other Lender Provided Financial Service Product with the Loan Parties or any of their Subsidiaries.
          Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          Optional Currency shall mean any the following currencies: (a) pounds sterling, (b) Euro, (c) Canadian dollar, (d) Mexican peso, and (e) such other currencies which are readily available as approved by Administrative Agent in its reasonable discretion and each Lender under Section 2.13.
          Original Currency shall have the meaning assigned to such term in Section 5.13.
          Other Currency shall have the meaning assigned to such term in Section 5.13.
          Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties or their Subsidiaries: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including overdrafts, controlled disbursement, accounts or services, (g) foreign currency exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions, and (h) commodity swaps, commodity options, forward commodity contracts and any other similar transactions.
          Other Taxes shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          Overnight Rate shall mean for any day with respect to any Revolving Credit Loans in an Optional Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the applicable offshore interbank market.
          Participant has the meaning specified in Section 11.8.4 [Participations].
          Participation Advance shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
          Payment Date shall mean the first day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Notes.
          Payment In Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitments and expiration or termination of all Letters of Credit.
          PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
          Pension Plan shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.
          Permitted Acquisition means an Acquisition (a) which is non-hostile, (b) which occurs when no Potential Default or Event of Default exists or will result therefrom, (c) after giving effect to which, (i) the Leverage Ratio determined on a Pro Forma Basis as of the date of such Acquisition is not greater than 3.00 to 1.00, and (ii) no Potential Default or Event of Default will exist, including as a result of any breach of any financial covenant set forth in this Agreement (in each case determined as of the date of such Acquisition on a Pro Forma Basis, and (d) after giving effect to all consideration paid and costs and expenses incurred in connection with such Acquisition, the Borrower has the ability to borrow at least an additional $25,000,000 of Revolving Credit Loans.
          Permitted Investments shall mean:
          (i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;
          (ii) commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;
          (iii) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition; and
          (iv) money market or mutual funds whose investments are limited to those types of investments described in clauses (i)-(iii) above.
          Permitted Liens shall have the meaning specified in Section 8.2.1 [Liens].
          Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
          Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.
          PNC shall mean PNC Bank, National Association, its successors and assigns.
          Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
          Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
          Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

          Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to Permitted Liens.
          Pro Forma Basis shall mean, with respect to the calculation of financial covenants on a pro forma basis in connection with any proposed Specified Event, the calculation of such financial covenant as if such Specified Event had occurred, and any Indebtedness of the Borrower incurred in connection with such Specified Event had been incurred, on the first day of the period of four consecutive fiscal quarters of the Borrower ending on or immediately prior to the date of such Specified Event for which financial statements have been delivered to the Lenders in accordance with this Agreement.
          Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).
          Purchase Money Security Interest shall mean Liens upon tangible personal property and any related software and intangibles securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property and any related software and intangibles.
          Ratable Share shall mean the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders. If the Commitments have terminated or expired, the Ratable Shares shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.
          Redeemable Stock means any Equity Interest of the Borrower or any of its Subsidiaries which prior to the Expiration Date may be (a) mandatorily redeemable, (b) redeemable at the option of the holder thereof, or (c) convertible into Indebtedness.
          Reimbursement Obligation shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
          Reinvestment Property shall have the meaning specified in Section 5.7 [Mandatory Prepayments].
          Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
          Required Lenders shall mean Lenders (other than any Defaulting Lender) having more than 50% of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender).
          Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].
          Restricted Payments means (i) the authorization, declaration or payment of any Dividend, (ii) the payment, purchase or redemption of principal of or interest on any Subordinated Debt, (iii) Stock Redemptions, and (iv) any voluntary or optional prepayment or voluntary or optional redemption of the Borrower’s 6.58% Senior Notes due September 15, 2016.
          Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.
          Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments] or 2.9.3 [Disbursements, Reimbursement].
          Revolving Facility Usage shall mean at any time the sum of the Dollar Equivalent Amount of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.
          “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the U.S. Securities and Exchange Commission or the Public Company Accounting Oversight Board.
          Security Agreement shall mean the Amended and Restated Security Agreement dated as of June 9, 2010 in substantially the form of Exhibit 1.1(S) executed and delivered by each of the Loan Parties to the Collateral Agent as security for the Senior Secured Obligations, which Security Agreement amends and restates that certain Security Agreement dated as of September 10, 2008, in favor of Bank of America, N.A., as collateral agent.
          Senior Note Documents shall mean the Note Purchase Agreements, the Borrower’s 6.58% Senior Notes due 2016, the Borrower’s 6.82% Senior Notes due 2011, and all other documents and instruments executed and delivered pursuant thereto. Following repayment of the 6.82% Senior Notes due June 5, 2011, any references to such 6.82% Senior Notes and the related Note Purchase Agreement are no longer applicable to this Agreement.
          Senior Secured Obligations has the meaning specified in the Intercreditor Agreement.
          Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].
          Solvent shall mean, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          Specified Event shall mean any Restricted Payment, Capital Expenditure, or Acquisition.
          Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
          Statements shall have the meaning specified in Section 6.1.6(i) [Historical Statements].
          Stock Redemptions means with respect to any Person any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such capital stock (specifically including, without limitation, a Treasury Stock Purchase), unless such capital stock shall be redeemed or acquired through the exchange of such capital stock with capital stock of the same class or options or warrants to purchase such capital stock.
          Subordinated Debt means any Indebtedness of the Borrower or any Subsidiary which is expressly subordinated to the Obligations, at all times pursuant to terms satisfactory to the Required Lenders.
          Subsidiary of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.
          Subsidiary Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].
          Swing Loan Commitment shall mean PNC’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to $10,000,000.
          Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of [Exhibit 1.1(N)(2)] evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
          Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests] hereof.
          Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.
          Synthetic Lease Obligation means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
          Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
          Treasury Stock Purchase means any purchase, redemption, retirement, defeasance or other acquisition (including any sinking fund or similar deposit for such purpose) by the Borrower or any Subsidiary of the Borrower of its capital stock or any warrants, rights or options to acquire such capital stock.
          USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
          Voting Equity Interests of any Person means any Equity Interests of any class or classes having ordinary voting power for the election of at least a majority of the members of the board of directors, managing general partners or the equivalent governing body of such Person, irrespective of whether, at the time, any Equity Interests of any other class or classes or such entity shall have or might have voting power by reason of the happening of any contingency.

          Wholly-Owned Subsidiary means any corporation in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.
     1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.
     1.3 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 6.1.6(i) [Historical Statements]. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 8.2 [Negative Covenants], then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.

2. REVOLVING CREDIT AND SWING LOAN FACILITIES
     2.1 Revolving Credit Commitments.
          2.1.1 Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans in either Dollars or an Optional Currency to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date; provided that (i) after giving effect to each such Loan the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Letter of Credit Obligations and of the outstanding Swing Loans, (ii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Optional Currency, (iii) the aggregate maximum Dollar Equivalent amount of all Revolving Credit Loans denominated in an Optional Currency permitted hereunder at any time outstanding shall not exceed $10,000,000, and (iv) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.1.
          2.1.2 Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $10,000,000 (the “Swing Loan Commitment”), provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.
     2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.
     2.3 Commitment Fees. Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 360 days, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments (for purposes of this computation, PNC’s

Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and (ii) the Revolving Facility Usage; provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.
     2.4 [Intentionally Omitted].
     2.5 Revolving Credit Loan Requests; Swing Loan Requests.
          2.5.1 Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; (ii) four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in an Optional Currency or the date of conversion to or renewal of the LIBOR Rate Option for Revolving Credit Loans in an Optional Currency; and (iii) on the same Business Day as to either the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be the Dollar Equivalent Amount of (x) integral multiples of $500,000 and not less than $1,000,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of $100,000 not less than $500,000 for each Borrowing Tranche under the Base Rate Option.
          2.5.2 Swing Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request PNC to make Swing Loans by delivery to PNC not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed

Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000.
     2.6 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.
          2.6.1 Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars (or, if applicable, the Optional Currency) and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent].
          2.6.2 Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
          2.6.3 Making Swing Loans. So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2, [Swing Loan Requests] fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 o’clock p.m. on the Borrowing Date.

          2.6.4 Repayment of Revolving Credit Loans. The Borrower shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.
          2.6.5 Borrowings to Repay Swing Loans. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of outstanding Swing Loans and Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.
     2.7 Notes. The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a swing Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.
     2.8 Use of Proceeds. The proceeds of the Loans shall be used (i) to refinance existing Indebtedness, (ii) for working capital and capital expenditure needs of the Loan Parties, (iii) to make Permitted Acquisitions, and (iv) for general corporate purposes of the Loan Parties, including the payment of fees and expenses associated with the closing of the transactions contemplated hereunder.
     2.9 Letter of Credit Subfacility.
          2.9.1 Issuance of Letters of Credit. Borrower may at any time prior to the Expiration Date request the issuance of a standby or trade letter of credit (each a “Letter of Credit”) on behalf of itself or another Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or having such other Loan Party deliver to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 1:00 p.m. at least three (3) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and, if not, such Issuing Lender will provide Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) be issued in U.S. Dollars and have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the Expiration Date and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $30,000,000 (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     From and after the Closing Date, the letters of credit issued by Bank of America, N.A. under the Existing Credit Agreement as set forth on Schedule 2.9 shall be deemed to be issued under this Agreement and be included within the Letters of Credit.
     Notwithstanding any other provision hereof, no Issuing Lender shall be required to issue any Letter of Credit, if any Lender is at such time a Defaulting Lender hereunder, unless such Issuing Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s risk with respect to such Defaulting Lender (it being understood that the Issuing Lender would consider the Borrower or the Defaulting Lender providing cash collateral to the Administrative Agent, for the benefit of the Issuing Lender, to secure the Defaulting Lender’s Ratable Share of the Letter of Credit, a satisfactory arrangement).
          2.9.2 Letter of Credit Fees. The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate, and (ii) to the Issuing Lender for its own account a fronting fee equal to 0.125% per annum (in each case computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Letter of Credit Obligations (other than Letter of Credit Borrowings) and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrower shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.
          2.9.3 Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

               2.9.3.1 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 1:00 p.m. on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 1:00 p.m. Pittsburgh time on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
               2.9.3.2 Each Lender shall upon any notice pursuant to Section 2.9.3.1 make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.9.3 [Disbursement; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.9.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3.2.
               2.9.3.3 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.1, because of the Borrower’s failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.9.3.
          2.9.4 Repayment of Participation Advances.
               2.9.4.1 Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.
               2.9.4.2 If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.
          2.9.5 Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
          2.9.6 Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
          2.9.7 Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a

result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:
          (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;
          (ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], 2.6 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];
          (iii) any lack of validity or enforceability of any Letter of Credit;
          (iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
          (v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;
          (vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
          (vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

          (viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
          (ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;
          (x) any breach of this Agreement or any other Loan Document by any party thereto;
          (xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;
          (xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
          (xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
          (xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
          2.9.8 Indemnity. The Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body.
          2.9.9 Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
          Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
          In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.
          2.9.10 Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.
     2.10 Utilization of Commitments in the Optional Currency.
          2.10.1 Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans. The Administrative Agent will determine the Dollar Equivalent amount of (i) proposed Revolving Credit Loans to be denominated in an Optional Currency as of the requested Borrowing Date or date of issuance, as the case may be, and (ii) outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) and (ii), a “Computation Date”).
          2.10.2 Notice From Lenders That Optional Currency is Unavailable to Fund New Loans. The Lenders shall be under no obligation to make the Revolving Credit Loans requested by the Borrower which are denominated in an Optional Currency if any Lender notifies the Administrative Agent by 5:00 p.m., Pittsburgh time, at least three (3) Business Days prior to the Borrowing Date for such Revolving Credit Loans that such Lender cannot provide its share of such Revolving Credit Loans in such Optional Currency. In the event the Administrative Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Administrative Agent will notify the Borrower no later than 12:00 noon, Pittsburgh time, two (2) Business Days prior to the Borrowing Date for such Revolving Credit Loans that the Optional Currency is not then available for such Revolving Credit Loans, and the Administrative Agent shall promptly thereafter notify the Lenders of the same. If the Borrower receives a notice described in the preceding sentence, the Borrower may, by notice to the Administrative Agent not later than 5:00 p.m., Pittsburgh time, one (1) Business Day prior to the Borrowing Date for such Revolving Credit Loans, withdraw the Loan Request for such Revolving Credit Loans. If the Borrower withdraws such Loan Request, the Administrative Agent will promptly notify each Lender of the same and the Lenders shall not make such Revolving Credit Loans. If the Borrower does not withdraw such Loan Request before such time, (i) the Borrower shall be deemed to have requested that the Revolving Credit Loans referred to in its Loan Request shall be made in Dollars in an amount equal to the Dollar Equivalent amount of such Revolving Credit Loans and shall bear interest under the Base Rate Option, and (ii) the Administrative Agent shall promptly deliver a notice to each Lender stating: (A) that such Revolving Credit Loans shall be made in Dollars and shall bear interest under the Base Rate Option, (B) the aggregate amount of such Revolving Credit Loans, and (C) such Lender’s Ratable Share of such Revolving Credit Loans.
          2.10.3 Notices from Lenders That an Optional Currency is Unavailable to Fund Renewals of the LIBOR Rate Option. If the Borrower delivers a Loan Request requesting that the Lenders renew the LIBOR Rate Option with respect to an outstanding Borrowing Tranche of Revolving Credit Loans denominated in an Optional Currency, the Lenders shall be under no obligation to renew such LIBOR Rate Option if any Lender delivers to the Administrative Agent a notice by 5:00 p.m., Pittsburgh time, four (4) Business Days prior to effective date of such renewal that such Lender cannot continue to provide Revolving Credit Loans in such Optional Currency. In the event the Administrative Agent timely receives a notice from a Lender pursuant to the preceding sentence, the Administrative Agent will notify the Borrower promptly, but no later than 12:00 noon, Pittsburgh time, three (3) Business Days prior to the renewal date that the renewal of such Revolving Credit Loans in such Optional Currency is not then available, and the Administrative Agent shall promptly thereafter notify the Lenders of the same. If the Administrative Agent shall have so notified the Borrower that any such continuation of Optional Currency Loans is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Optional Currency Loans shall be redenominated into the Base Rate Option in Dollars with effect from the last day of the Interest Period with respect to any such Optional Currency Loans. The Administrative Agent will promptly notify the Borrower and the Lenders of any such redenomination, and in such notice, the Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated Optional Currency Loans as of the Computation Date with respect thereto and such Lender’s Ratable Share thereof.
     2.11 Currency Repayments. Notwithstanding anything contained herein to the contrary, the entire amount of principal of and interest on any Loan made in an Optional Currency shall be repaid in the same Optional Currency in which such Loan was made, provided, however, that if it is impossible or illegal for the Borrower to effect payment of a Loan in the Optional Currency in which such Loan was made, or if the Borrower defaults in its obligations to do so, the Required Lenders may at their option permit such payment to be made (i) at and to a different location, subsidiary, affiliate or correspondent of Administrative Agent, or (ii) in the Equivalent Amount of Dollars or (iii) in an Equivalent Amount of such other currency (freely convertible into Dollars) as the Required Lenders may solely at their option designate. Upon any events described in (i) through (iii) of the preceding sentence, the Borrower shall make such payment and the Borrower agrees to hold each Lender harmless from and against any loss incurred by any Lender arising from the cost to such Lender of any premium, any costs of exchange, the cost of hedging and covering the Optional Currency in which such Loan was originally made, and from any change in the value of Dollars, or such other currency, in relation to the Optional Currency that was due and owing. Such loss shall be calculated for the period commencing with the first day of the Interest Period for such Loan and continuing through the date of payment thereof. Without prejudice to the survival of any other agreement of the hereunder, the Borrower’s obligations under this Section 2.12 shall survive termination of this Agreement.
     2.12 Optional Currency Amounts. Notwithstanding anything contained herein to the contrary, the Administrative Agent may, with respect to notices by the Borrower for Revolving Credit Loans in an Optional Currency or voluntary prepayments of less than the full amount of an Optional Currency Borrowing Tranche, engage in reasonable rounding of the Optional Currency amounts requested to be loaned or repaid, and the Borrower’s request or notice shall thereby be deemed to reflect such rounded amounts.

     2.13 Requests for Additional Optional Currencies. The Borrower may deliver to the Administrative Agent a written request that Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein, provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Lenders in the applicable interbank market. The Administrative Agent will promptly notify the Lenders of any such request promptly after the Administrative Agent receives such request. The Administrative Agent and each Lender may grant or accept such request in their sole discretion. The Administrative Agent will promptly notify the Borrower of the acceptance or rejection by the Administrative Agent and each of the Lenders of the Borrower’s request. The requested currency shall be approved as an Optional Currency hereunder only if the Administrative Agent and all of the Lenders approve of the Borrower’s request.
     2.14 Reduction of Revolving Credit Commitment. The Borrower shall have the right at any time after the Closing Date upon five (5) days’ prior written notice to the Administrative Agent to permanently reduce (ratably among the Lenders in proportion to their Ratable Shares) the Revolving Credit Commitments, in a minimum amount of $5,000,000 and whole multiples of $1,000,000, or to terminate completely the Revolving Credit Commitments, without penalty or premium except as hereinafter set forth; provided that any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.10 shall be irrevocable.
     2.15 Increase in Revolving Credit Commitments.
          2.15.1 Increasing Lenders and New Lenders. The Borrower may, at any time, but not more often than three (3) times after the Closing Date, request that (1) the current Lenders increase their Revolving Credit Commitments (any current Lender which elects to increase its Revolving Credit Commitment shall be referred to as an “Increasing Lender”), and/or (2) one or more new lenders (each a “New Lender”) join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:
               2.15.1.1 No Obligation to Increase. No current Lender shall be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment by any current Lender shall be in the sole discretion of such current Lender.
               2.15.1.2 Defaults. There shall exist no Events of Default or Potential Default on the effective date of such increase after giving effect to such increase.
               2.15.1.3 Aggregate Revolving Credit Commitments. After giving effect to such increase, the total Revolving Credit Commitments shall not exceed $200,000,000.

               2.15.1.4 Minimum Revolving Credit Commitments. After giving effect to such increase, the aggregate amount of the Revolving Credit Commitments provided by the New Lenders and the Increasing Lenders shall be at least $20,000,000.
               2.15.1.5 Resolutions; Opinion. The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties, (2) an opinion of counsel addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties, and (iii) such additional Loan Documents or amendments to Loan Documents as are consistent with the increase in the Revolving Credit Commitments.
               2.15.1.6 Notes. The Borrower shall execute and deliver (1) to each Increasing Lender a replacement revolving credit Note reflecting the new amount of such Increasing Lender’s Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated) and (2) to each New Lender a revolving credit Note reflecting the amount of such New Lender’s Revolving Credit Commitment.
               2.15.1.7 Approval of New Lenders. Any New Lender shall be subject to the approval of the Administrative Agent and the Borrower.
               2.15.1.8 Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrower and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.
               2.15.1.9 New Lenders—Joinder. Each New Lender shall execute a lender joinder in substantially the form of Exhibit 2.15 pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount set forth in such lender joinder.
          2.15.2 Treatment of Outstanding Loans and Letters of Credit.
               2.15.2.1 Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, the Borrower shall repay all Loans then outstanding, subject to the Borrower’s indemnity obligations under Section 5.10 [Indemnity]; provided that it may borrow new Loans with a Borrowing Date on such date. Each of the Lenders shall participate in any new Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section.
               2.15.2.2 Outstanding Letters of Credit. Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, each Increasing Lender and each New Lender (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit and the participation of each other Lender in such Letter of Credit shall be adjusted accordingly and (ii) will acquire, (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.
3. [INTENTIONALLY OMITTED]
4. INTEREST RATES
     4.1 Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. Interest on the principal amount of each Loan made in an Optional Currency shall be paid by the Borrower in such Optional Currency.
          4.1.1 Revolving Credit Interest Rate Options; Swing Line Interest Rate. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans (except that no Loan to which a Base Rate shall apply may be made in an Optional Currency):
          (i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
          (ii) Revolving Credit LIBOR Rate Option: A rate per annum computed on the basis of a year of 360 days and actual days elapsed (provided, that for Loans made in an Optional Currency for which a 365-day basis is the only market practice available to the Administrative Agent, such rate shall be calculated on the basis of a year of 365 or 366 days for the actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.
Subject to Section 4.3 [Interest After Default], only the Base Rate Option applicable to Revolving Credit Loans shall apply to the Swing Loans.
          4.1.2 Rate Quotations. The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
     4.2 Interest Periods. At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Administrative Agent thereof at least four (4) Business Days prior to the effective date of such Interest Rate Option, with respect to an Optional Currency Loan, and at least three (3) Business Days prior to the effective date of such LIBOR Rate Option with respect to a Dollar Loan, by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:
          4.2.1 Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of $500,000 and not less than $1,000,000; and
          4.2.2 Renewals. In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
     4.3 Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:
          4.3.1 Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by two percent (2.0%) per annum;
          4.3.2 Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional two percent (2%) per annum from the time such Obligation becomes due and payable and until it is paid in full; and
          4.3.3 Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.
     4.4 LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.
          4.4.1 Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:

          (i) adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or
          (ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].
          4.4.2 Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:
          (i) the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or
          (ii) such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or
          (iii) after making all reasonable efforts, deposits of the relevant amount in Dollars or in the Optional Currency (as applicable) for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].
          4.4.3 Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option or select an Optional Currency (as applicable) shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.
     4.5 Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period or Optional Currency to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have continued such Borrowing Tranche at the same Optional Currency for an Interest Period of the same duration, as applicable, commencing upon the last day of the existing Interest Period.
5. PAYMENTS
     5.1 Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 1:00 p.m. Pittsburgh time on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars, except that payments of principal or interest shall be made in the currency in which such Loan was made, and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 1:00 p.m. Pittsburgh time by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments due in Dollars, or the Overnight Rate in the case of Loans or other amounts due in an Optional Currency, with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an “account stated.”
     5.2 Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees, Letter of Credit Fees, or other fees (except for the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) or amounts due from the Borrower hereunder to the Lenders with respect to the Commitments and Loans, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in

Section 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [LIBOR Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees, Letter of Credit Fees, and other fees or amounts then due or payable such Lenders as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC according to Section 2.6.5 [Borrowings to Repay Swing Loans].
     5.3 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
          (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
          (ii) the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
Any Lender that fails at any time to comply with the provisions of this Section 5.3 shall be deemed a Defaulting Lender until such time as it performs its obligations hereunder and is not otherwise a Defaulting Lender for any other reason. A Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of or relating to outstanding Loans, Letters of Credit, interest, fees or otherwise, to the remaining non-defaulting Lenders for application to, and reduction of, their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Loan Parties. The Defaulting

Lender hereby authorizes the Administrative Agent to distribute such payments to the non-defaulting Lenders in proportion to their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Loan Parties to which such Lenders are entitled. A Defaulting Lender shall be deemed to have satisfied the provisions of this Section 5.3 when and if, as a result of application of the assigned payments to all outstanding Loans and other unpaid Obligations of any of the Loan Parties to the non-defaulting Lenders, the Lenders’ respective Ratable Share of all outstanding Loans and unpaid Obligations have returned to those in effect immediately prior to such violation of this Section 5.3.
     5.4 Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     5.5 Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.7 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).
     5.6 Voluntary Prepayments.
          5.6.1 Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in the currency in which such Loan was made in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent no later than 1:00 p.m. on the date of prepayment setting forth the following information:
     (x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;
     (y) a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans; and

     (z) the total principal amount and the currency of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) $100,000 for any Swing Loan or $500,000 for any Revolving Credit Loan that is a LIBOR Rate Loan and $100,000 for any Revolving Credit Loan that is a Base Rate Loan.
               All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied, after giving effect to the allocations in the preceding sentence, first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies, and then to the Optional Currency Loans. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10 [Indemnity].
          5.6.2 Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.4 [LIBOR Rate Unascertainable, Etc.], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrower to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
          (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns];
          (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
          (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter;
          (iv) such assignment does not conflict with applicable Law; and

          (v) in the case of an assignment by a Non-Consenting Lender referred to in Section 11.1, the indemnification provisions in Sections 5.10 and 11.3 shall continue to survive such assignment.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     5.7 Mandatory Prepayments; Reduction of Commitments.
          5.7.1 Asset Sales. If the Borrower or any of its Subsidiaries makes an Asset Sale (other than any Asset Sale permitted by Section 8.2.2) which results in the realization by such Person of Net Cash Proceeds in excess of $1,000,000, then at such time as the aggregate Net Cash Proceeds of all such Asset Sales from and after the Closing Date exceed fifteen percent (15%) of the Borrower’s Consolidated Net Worth, as calculated at the time of such Asset Sale, the Borrower shall immediately prepay an aggregate principal amount of Loans equal to the Net Cash Proceeds in excess of 15% of the Borrower’s Consolidated Net Worth (such prepayments to be applied as set forth in Section 5.7.6 below and to be subject to the Intercreditor Agreement). After the occurrence of an Event of Default or a Potential Default (and subject to the rights of the Agent and the Lenders with respect thereto), the Borrower shall immediately prepay an aggregate principal amount of Loans equal to the Net Cash Proceeds of all Asset sales (such prepayment to be applied as set forth in Section 5.7.6 below and to be subject to the Intercreditor Agreement and in each case to be reduced by any amounts to be paid to the other Creditors pursuant to the Intercreditor Agreement) such that (i) if the Leverage Ratio as of the last fiscal quarter prior to such Asset Sale is greater than or equal to 3.50 to 1.00, 75% of the Net Cash Proceeds, (ii) if the Leverage Ratio as of the last fiscal quarter prior to such Asset Sale is less than 3.50 to 1.00 but greater than or equal to 2.50 to 1.00, 50% of the Net Cash Proceeds, and (iii) if the Leverage Ratio as of the last fiscal quarter prior to such Asset Sale is less than 2.50 to 1.00, 0% of the Net Cash Proceeds.
          5.7.2 Equity Issuance. Upon the sale or issuance by the Borrower or any of its Subsidiaries of any of its Equity Interests, the Borrower shall prepay an aggregate principal amount of Loans equal to 85% of all Net Cash Proceeds received therefrom (reduced by any amounts required to be paid to the other Creditors pursuant to the Intercreditor Agreement) immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in Section 5.7.6 below and to be subject to the Intercreditor Agreement). In the event that the Noteholders agree to eliminate mandatory prepayment of Indebtedness owed to the Noteholders in connection with the sale or issuance by the Borrower or any of its Subsidiaries of any of its Equity Interests, as evidenced by an amendment to the applicable indenture in form satisfactory to the Administrative Agent, then the prepayment requirements set forth in this Section 5.7.2 shall terminate on the effectiveness of the agreement of the Noteholders.
          5.7.3 Debt Incurrence. Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom (reduced by any amounts required to be paid to the other Creditors pursuant to the Intercreditor Agreement) immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in Section 5.7.6 below and to be subject to the Intercreditor Agreement). In the event that the Noteholders agree to eliminate mandatory prepayment of Indebtedness owed to the Noteholders in connection with the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness, as evidenced by an amendment to the applicable indenture in form satisfactory to the Administrative Agent, then the prepayment requirements set forth in this Section 5.7.3 shall terminate on the effectiveness of the agreement of the Noteholders.
          5.7.4 Extraordinary Receipt. Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in Sections 5.7.1, 5.7.2 or 5.7.3 of this Section 5.7, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom (reduced by any amounts required to be paid to the other Creditors pursuant to the Intercreditor Agreement) immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in Section 5.7.6 below and to be subject to the Intercreditor Agreement); provided , however , that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrower, and so long as no Event of Default shall have occurred and be continuing, the Borrower or such Subsidiary may apply such cash proceeds within 180 days after the receipt thereof to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received or contractually agree to such replacement or repair within such 180 day period pursuant to definitive agreement (and, if so contractually committed, actually utilized within 270 days of the date of receipt of such cash proceeds); and provided further , however , that any Net Cash Proceeds not subject to such definitive agreement or so applied as required above shall be immediately applied to the prepayment of the Loans as set forth in this Section 5.7.6.
          5.7.5 Excess Cash Flow. After the occurrence of an Event of Default or a Potential Default and within 15 days after the date that the audited financial statements are required to be delivered pursuant to Section 8.3.2, commencing with the audited financial statements for fiscal year ending October 31, 2010, and by each such date for each fiscal year thereafter, the Borrower shall prepay Loans in an aggregate principal amount equal to (i) if the Leverage Ratio as of the last fiscal quarter of such fiscal year is greater than or equal to 3.50 to 1.00, 75% of the Excess Cash Flow, if any, for the immediately preceding fiscal year, (ii) if the Leverage Ratio as of the last fiscal quarter of such fiscal year is less than 3.50 to 1.00 but greater than or equal to 2.50 to 1.00, 50% of the Excess Cash Flow, if any, for the immediately preceding fiscal year, and (iii) if the Leverage Ratio as of the last fiscal quarter of such fiscal year is less than 2.50 to 1.00, 0% of the Excess Cash Flow for the immediately preceding fiscal year, provided that the Excess Cash Flow mandatory prepayment provisions in the Note Purchase Agreements are similar to this 5.7.5 (such prepayment to be applied as set forth in Section 5.7.6 below and to be subject to the Intercreditor Agreement and in each case to be reduced by any amounts to be paid to the other Creditors pursuant to the Intercreditor Agreement). In the event that the Noteholders agree to eliminate mandatory prepayment of Indebtedness owed to the Noteholders in connection with Excess Cash Flow, as evidenced by an amendment to the applicable indenture in form satisfactory to the Administrative Agent, then the prepayment requirements set forth in this Section 5.7.5 shall terminate on the effectiveness of the agreement of the Noteholders.

          5.7.6 Application Among Interest Rate Options; Reduction of Commitments. All prepayments required pursuant to this Section 5.7 shall first be applied in accordance with the terms of the Intercreditor Agreement, and with respect to all payments made on the Obligations, shall be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans subject to a LIBOR Rate Option. In accordance with Section 5.10 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a LIBOR Rate Option on any day other than the last day of the applicable Interest Period. The Revolving Credit Commitments of the Lenders shall be permanently reduced on a pro rata basis by the amount of each of the prepayments made pursuant to this Section 5.7.
     5.8 Increased Costs.
          5.8.1 Increased Costs Generally. If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;
          (ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan under the LIBOR Rate Option made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 [Taxes] and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or
          (iii) impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan under the LIBOR Rate Option made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
          5.8.2 Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
          5.8.3 Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          5.8.4 Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
          5.8.5 Compensation Deadline. Notwithstanding anything in this Section 5.8 to the contrary, if any Lender fails to notify the Borrower of any event which will entitle such Lender to compensation pursuant to this Section 5.8 within 180 days after such Lender obtains knowledge of such event, then such Lender shall not be entitled to any compensation from the Borrower for any such increased cost or reduction of return arising prior to the date which is 180 days before the date on which such Lender notifies the Borrower of such event.
     5.9 Taxes.
          5.9.1 Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.
          5.9.2 Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 5.9.1 [Payments Free of Taxes] above, the Borrower shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.
          5.9.3 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.
          5.9.4 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to an Official Body, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          5.9.5 Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations. Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

          Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
          (i) two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
          (ii) two (2) duly completed valid originals of IRS Form W-8ECI,
          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,
          (iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made, or
          (v) To the extent that any Lender is not a Foreign Lender, such Lender shall submit to the Administrative Agent two (2) originals of an IRS Form W-9 or any other form prescribed by applicable Law demonstrating that such Lender is not a Foreign Lender.
     5.10 Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs]or Section 5.9 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:
          (i) payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),
          (ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments], or

          (iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document.
          If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.
     5.11 Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on [Mandatory Prepayment Dates] and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.
     5.12 Currency Fluctuations. If on any Computation Date the Dollar Equivalent Revolving Facility Usage is equal to or greater than the Revolving Credit Commitments as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrower of the same. The Borrower shall pay or prepay (subject to Borrower’s indemnity obligations under Sections 5.8 and 5.10) within one (1) Business Day after receiving such notice such that the Dollar Equivalent Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments after giving effect to such payments or prepayments.
     5.13 Judgment Currency.
          5.13.1 Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Note in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.
          5.13.2 Indemnity in Certain Events. The obligation of Borrower in respect of any sum due from Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.
6. REPRESENTATIONS AND WARRANTIES
     6.1 Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:
          6.1.1 Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, except where the failure to do so would not cause a Material Adverse Change, (iii) is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 6.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to do so would not cause a Material Adverse Change, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.14 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change, and (vi) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. No Event of Default or Potential Default exists or is continuing.
          6.1.2 Subsidiaries and Owners; Investment Companies. Schedule 6.1.2 states (i) the name of each of the Borrower’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary (the “Subsidiary Equity Interests”), and (ii) any options, warrants or other rights outstanding to purchase any such equity interests referred to in clause (i). The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. The Loan Parties represent and warrant that all Domestic Subsidiaries in existence on the Closing Date other than Inactive Subsidiaries are executing and delivering this Agreement, the Guaranty Agreement and the Security Agreement. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”
          6.1.3 Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms subject to Debtor Relief Laws and equitable principles.
          6.1.4 No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default under such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents.
          6.1.5 Litigation. Except as set forth on Schedule 6.1.5, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate may result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

          6.1.6 Financial Statements.
          (i) Historical Statements. The Borrower has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the three fiscal years ended October 31, 2007, 2008 and 2009. In addition, the Borrower has delivered to the Administrative Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended May 1, 2010 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments.
          (ii) Accuracy of Financial Statements. Neither the Borrower nor any Subsidiary of the Borrower has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which may cause a Material Adverse Change. Since October 31, 2009, no Material Adverse Change has occurred.
          6.1.7 Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.
          6.1.8 Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby, provided that with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was stated or certified.
          6.1.9 Taxes. All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
          6.1.10 Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others.
          6.1.11 Liens in the Collateral. The Liens in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents constitute and will continue to constitute Prior Security Interests. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrower.
          6.1.12 Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.
          6.1.13 ERISA Compliance. (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
               (ii) No ERISA Event has occurred or is reasonably expected to occur; (a) no Pension Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year); (b) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (d) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
          6.1.14 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Loan Parties represent that, except as disclosed on Schedule 6.1.14, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
          6.1.15 Solvency. Before and after giving effect to the initial Loans hereunder, each of the Loan Parties is solvent.
     6.2 Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same. No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule; provided however, that the Borrower may update Schedules 6.1.1 and 6.1.2 without any Lender approval in connection with any transaction permitted under Sections 8.2.2 [Dispositions of Assets], 8.2.3 [Consolidations and Mergers], and 8.2.4 [Loans and Investments].
7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
     The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
     7.1 First Loans and Letters of Credit.
          7.1.1 Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:
          (i) A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (w) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects, (x) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (y) no Event of Default or Potential Default exists, and (z) no Material Adverse Change has occurred since the date of the last audited financial statements of the Borrower delivered to the Administrative Agent;

          (ii) A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business;
          (iii) This Agreement and each of the other Loan Documents signed by an Authorized Officer and all appropriate financing statements and appropriate stock powers and certificates evidencing the pledged Collateral;
          (iv) The Intercreditor Agreement shall have been executed and delivered by Collateral Agent, the Administrative Agent on behalf of each of the Lenders and the Noteholders and consented to by the Borrower and each other Loan Party;
          (v) A written opinion of counsel for the Loan Parties, dated the Closing Date and as to the matters set forth in Schedule 7.1.1;
          (vi) Evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect, with additional insured and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured and lender loss payee;
          (vii) A duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date, signed by an Authorized Officer of Borrower;
          (viii) All material consents required to effectuate the transactions contemplated hereby;
          (ix) Evidence that the Existing Credit Agreement has been amended and restated by this Agreement, and all outstanding obligations thereunder have been settled or paid and all Liens securing such obligations have been assigned to the Collateral Agent as security for the Senior Secured Obligations, which include the Obligations. The Loan Parties and the other parties hereto intend that no novation shall occur with respect to the obligations so amended and restated, and that such Liens shall continue as security for the Senior Secured Obligations, as a portion thereof are amended and restated pursuant to this Agreement;
          (x) Evidence that the Borrower has caused to be satisfied all obligations owed to the Noteholders under the Note Purchase Agreement related to the 6.82% Senior Notes due 2011.
          (xi) Execution and delivery to the Administrative Agent by Bank of America, N.A. and the Loan Parties, and consented to by the Majority Creditors (as defined in the Intercreditor Agreement dated September 10, 2008), of an Assignment Agreement in form and substance acceptable to the Administrative Agent, whereby Bank of America, N.A. assigns its rights as collateral agent under the Security Agreement dated September 10, 2008, to PNC.
          (xii) A Lien search in acceptable scope and with acceptable results;
          (xiii) Such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request.
          7.1.2 Payment of Fees. The Borrower shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.
     7.2 Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations, warranties of the Loan Parties shall then be true and correct, (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, and (iv) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be.
8. COVENANTS
     8.1 Affirmative Covenants. The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following affirmative covenants:
          8.1.1 Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries (other than Inactive Subsidiaries) to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.3 [Consolidations and Mergers] or where the failure to do so would not cause a Material Adverse Change.
          8.1.2 Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
          8.1.3 Maintenance of Insurance. Each Loan Party shall maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. The Loan Parties shall comply with the covenants and provide the endorsement set forth on Schedule 8.1.3 relating to property and related insurance policies covering the Collateral.
          8.1.4 Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof except where the failure to do so would not cause a Material Adverse Change.
          8.1.5 Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection.
          8.1.6 Keeping of Records and Books of Account. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
          8.1.7 Compliance with Laws; Use of Proceeds. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.8 [Use of Proceeds] and as permitted by applicable Law.
          8.1.8 Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral and all other real and personal property of the Loan Parties whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

          8.1.9 Anti-Terrorism Laws. None of the Loan Parties is or shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law. The Loan Parties shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Loan Parties with Anti-Terrorism Laws.
          8.1.10 Grant of Mortgage Collateral. If requested by the Majority Creditors at any time after the Closing Date, the Borrower and each other Loan Party shall enter into and deliver to the Collateral Agent a mortgage, deed of trust or other security document, in form and substance acceptable to the Collateral Agent (a “Mortgage Instrument”), with respect to each owned real property that has an aggregate fair market value of at least $3,000,000 (the “Mortgaged Property”) to secure the Senior Secured Obligations, together with such title insurance policies, evidence of insurance, insurance certificates and endorsements, surveys, appraisals, consents, estoppels, waivers, subordination agreements, bond resolutions, officers certificates, corporate documents, opinions of counsel, and other documents and instruments as the Collateral Agent shall reasonably request. At the time the Borrower or such other Loan Party executes and delivers any Mortgage Instrument, the Loan Parties also shall execute and deliver an Indemnity in favor of the Agent and the Lenders with respect to the Mortgaged Property subject to such Mortgage Instrument.
          8.1.11 Minimum Borrower and Guarantor Consolidated Total Operating Income and Consolidated Total Assets. The Borrower shall cause either (a) at least 75% of the Consolidated Total Operating Income to be generated by the Borrower and the Guarantors or (ii) at least 75% of the Consolidated Total Assets to be owned by the Borrower and the Guarantors.
          8.1.12 Modification to Fixed Charge Coverage Ratio. In the event that Required Lenders obtain credit approval to modify the definition of Fixed Charge Coverage Ratio and the related financial covenant ratio levels to be consistent with the corresponding definition and financial covenant ratio levels set forth in the Note Purchase Agreement for the Borrower’s 6.58% Senior Notes due 2016, then upon Borrower’s receipt of notice from the Administrative Agent of such credit approval, the Loan Parties shall within twenty (20) days of such notice execute and deliver an amendment to this Agreement to effect such changes to the definition of Fixed Charge Coverage Ratio and the related financial covenant ratio levels.
     8.2 Negative Covenants. The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall not, nor shall they permit any Subsidiary to, directly or indirectly:
          8.2.1 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):
     (a) Liens in respect of property of the Borrower or a Subsidiary existing on the Closing Date and described in Schedule 8.2.1, and any renewals or extensions thereof, provided (i) the property covered thereby is not changed and (ii) the amount of Indebtedness secured thereby is not increased; provided further, the Lien in favor of Satake USA Inc. which does not constitute a Purchase Money Security Interest shall be released within 60 days after the Closing Date unless the Borrower is contesting in good faith its obligations to Satake USA Inc., and until such time as such Lien is released, the Lenders may withhold from available borrowing under the Revolving Credit Commitment an amount sufficient to satisfy the obligations owed to Satake USA Inc secured by such Lien;
     (b) Liens in respect of property acquired or constructed by the Borrower or a Subsidiary after the Closing Date, which are created at the time of or within 180 days after acquisitions or completion of construction of such property to secure Indebtedness assumed or incurred to finance all or any part of the purchase price or cost of construction of such property, provided that in any such case;

     (i) no such Lien shall extend to or cover any other property of the Borrower or such Subsidiary, as the case may be, and
     (ii) the aggregate principal amount of Indebtedness secured by all such Liens in respect of any such property shall not exceed the cost of such property and any improvements then being financed;
     (c) Liens in respect to property acquired by the Borrower or a Subsidiary after the Closing Date, existing on such property at the time of acquisition thereof (and not created in anticipation thereof), or in the case of any Person that after the Closing Date becomes a Subsidiary or is consolidated with or merged with or into the Borrower or a Subsidiary or sells, leases or otherwise disposes of all or substantially all of its property to the Borrower or a Subsidiary, Liens existing at the time such Person becomes a Subsidiary or is so consolidated or merged or effects such sale, lease or other disposition of property (and not created in anticipation thereof), provided that in any such case no such Lien shall extend to or cover any other property of the Borrower or such Subsidiary, as the case may be;
     (d) Liens securing Indebtedness owed by a Subsidiary to the Borrower or to a Wholly-Owned Subsidiary which is a Guarantor;
     (e) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (f) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (g) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (h) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (i) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and
     (j) Liens in respect of property of the Borrower and its Domestic Subsidiaries to secure the Senior Secured Obligations.

     For purposes of this Section 8.2.1, any Lien existing in respect of property at the time such property is acquired or in respect of property of a Person at the time such Person is acquired, consolidated or merged with or into the Borrower or a Subsidiary shall be deemed to have been created at that time.
          8.2.2 Disposition of Assets. Make any sale, transfer, lease (as lessor), loan or other disposition of any property or assets (an “Asset Sale”), other than the following:
     (a) Asset Sales in the ordinary course of business;
     (b) Asset Sales of property or assets by a Subsidiary to the Borrower or a Wholly-Owned Subsidiary that is a Guarantor;
     (c) other Asset Sales, provided that in each case
     (i) immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing, and
     (ii) the aggregate net book value of the property or assets disposed of in such Asset Sale and all other Asset Sales by the Borrower and its Subsidiaries during the immediately preceding twelve months does not exceed 15% of Consolidated Net Worth (as of the last day of the quarterly accounting period ending on or most recently prior to the last day of such twelve month period); provided, however, there shall be excluded for purposes of this Section 8.2.2 only, the aggregate net book value of the property and assets of certain Subsidiaries previously disclosed in the Borrower’s Second Quarter 2009 Update to the Lenders, dated June 15, 2009, in writing to be disposed of by the Borrower in three separate Asset Sales so long as all the proceeds and consideration of such Asset Sales consist of (A) notes not to exceed (x) $10,000,000 in aggregate principal amount for all such Asset Sales and (y) $5,000,000 in aggregate principal amount for any one such Asset Sale and/or (B) cash.
     For purposes of this Section 8.2.2, any Voting Equity Interests of a Subsidiary that are the subject of an Asset Sale shall be valued at the greater of (x) the fair market value of such shares as determined in good faith by the board of directors of the Borrower and (y) the aggregate net book value of the assets of such Subsidiary multiplied by a fraction of which the numerator is the aggregate number of Voting Equity Interests of such Subsidiary disposed of in such Asset Sale and the denominator is the aggregate number of Voting Equity Interests of such Subsidiary outstanding immediately prior to such Asset Sale.
          8.2.3 Consolidations and Mergers. Consolidate with or merge with any other corporation or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person except a Subsidiary may consolidate with or merge with any other corporation or convey or transfer all or substantially all of its assets to (a) the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or a then existing Wholly-Owned Subsidiary that is a Subsidiary Guarantor, and (b) any Person in an Asset Sale involving all of the outstanding stock or all or substantially all of the assets of such Subsidiary, in either case subject to the limitation of Section 8.2.2.

          8.2.4 Loans and Investments. Purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower (collectively, “Investments”), except for:
     (a) Investments held by the Borrower or any Subsidiary in the form of cash equivalents or short term marketable securities and Permitted Investments;
     (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;
     (c) extensions of credit by the Borrower to any of its Wholly-Owned Subsidiaries or by any of its Wholly-Owned Subsidiaries to another of its Wholly-Owned Subsidiaries;
     (d) pledges or deposits as required in the ordinary course of business in connection with workmen’s compensation, unemployment insurance and other social security legislation;
     (e) advances, loans, extensions of credit or investments in the ordinary course of business; provided that the aggregate amount thereof shall not exceed $15,000,000;
     (f) Investments incurred in order to consummate Permitted Acquisitions;
     (g) purchases and other acquisitions by the Borrower of stock of the Borrower to the extent permitted by Section 8.2.13; and
     (h) notes received as part of the purchase price of three Asset Sales excluded from that calculation as set forth in Section 8.2.2(c)(ii) not to exceed the amounts permitted thereunder.
          8.2.5 Limitation on Indebtedness. Create, assume, incur, guarantee, permit to exist or otherwise become liable in respect of any Indebtedness unless immediately before and after giving effect thereto no Potential Default or Event of Default exists or would result therefrom; provided, however, notwithstanding anything herein to the contrary, in no event shall the aggregate amount of Indebtedness outstanding at any time of all Subsidiaries (excluding (i) Guarantees permitted pursuant to clauses (a), (b), (c) and (d) of Section 8.2.12, (ii) Indebtedness described on Schedule 8.2.5, but no increase of any such Indebtedness, (iii) Indebtedness of a Subsidiary that is a Guarantor owed to the Borrower or any Guarantor or Indebtedness of a Subsidiary that is not a Guarantor owed to the Borrower or any other Subsidiary, (iv) Indebtedness under the Loan Documents and the Note Purchase Agreements, and (v) Indebtedness of a Subsidiary secured by Liens permitted pursuant to clause (h) of Section 8.2.1, exceed $5,000,000 in aggregate amount.
          8.2.6 Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than the sum of (i) $350,000,000 plus (ii) 50% of Consolidated Net Income for each fiscal quarter beginning with the fiscal quarter ending on April 30, 2006 (excluding any fiscal quarter in which Consolidated Net Income is not positive) plus (iii) 85% of the net proceeds of any equity issued by the Borrower after January 31, 2006, minus (iv) non-cash impairment charges for goodwill, intangible and fixed assets at such time of determination.
          8.2.7 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than (a) 1.75 to 1.00 for the fiscal quarter ending May 1, 2010, and (b) 2.25 to 1.00 at the end of any fiscal quarter thereafter.
          8.2.8 Leverage Ratio. Permit the Leverage Ratio to exceed any time from the last day of the fiscal quarter ending May 1, 2010 and at all times thereafter the ratio of 3.5 to 1.0.
          8.2.9 Sale/Leasebacks. Sell, lease, transfer or otherwise dispose of (collectively, a “transfer”) any asset on terms whereby the asset or a substantially similar asset is or may be leased or reacquired by the Borrower or any Subsidiary over a period in excess of three years, unless after giving effect to such transaction and the incurrence of Attributable Debt in respect thereof, the aggregate Attributable Debt in connection with all sale and leaseback transactions of the Borrower and its Subsidiaries entered into after the September 10, 2008 in accordance with the provisions of this Section 8.2.9, does not exceed $10,000,000.
          8.2.10 Transactions with Affiliates. Enter into any transaction with any Affiliate of the Borrower (other than a Subsidiary), except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in an comparable arm’s-length transaction with a Person not an Affiliate of the Borrower.
          8.2.11 Use of Proceeds. Use any portion of any Loan proceeds or any Letter of Credit, directly or indirectly, (i) to purchase or carry margin stock, (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry margin stock or (iii) to extend credit for the purpose of purchasing or carrying any margin stock.
          8.2.12 Guarantees. Create, incur, assume or suffer to exist any Guarantees except:
     (a) endorsements for collection or deposit in the ordinary course of business;
     (b) Guarantees of Indebtedness of the Borrower and its Subsidiaries to the extent such Indebtedness is permitted hereunder, provided that all Guarantees in respect of Swap Contracts shall arise under contracts entered into in the ordinary course of business as bona fide hedging transactions;
     (c) Guarantees of the Borrower and its Subsidiaries existing as of the Closing Date and listed in Schedule 8.2.12; and
     (d) Guarantees of the Borrower or any Subsidiary in respect of the obligations (which do not constitute Indebtedness) of (i) in the case of the Borrower, any Subsidiary, and (ii) in the case of any Subsidiary, the Borrower or any Subsidiary of such Subsidiary or any other Subsidiary.
          8.2.13 Restricted Payments. Declare or make any Restricted Payment except that (a) any Subsidiary may declare and pay Dividends to (x) the Borrower, (y) a Guarantor, and

(z) the parent of such Subsidiary; and (b) provided no Event of Default exists or would result therefrom, the Borrower may pay Dividends not to exceed $1,650,000 in aggregate amount during any fiscal quarter. In the event that the Noteholders agree to comparable restrictions on the Borrower’s ability to pay Stock Redemptions and Dividends, the Borrower may pay Stock Redemptions and Dividends to its shareholders, provided that prior to and after giving effect to any such Stock Redemption or Dividend: (i) no Potential Default or Event of Default exists or would result therefrom, (ii) the Borrower is in compliance on a Pro Forma Basis with the Fixed Charge Coverage Ratio as required under Section 8.2.7 at the level required at the time any such Stock Redemption or Dividend is made which solely for purposes of this Section 8.2.13, shall include scheduled principal payments for amortization payments under the Note Purchase Agreement related to the 6.58% Senior Notes due 2016, and (iii) the Leverage Ratio determined on a Pro Forma Basis as of the date of such Dividend or Stock Redemption is not greater than 3.00 to 1.00; provided however, with respect to clause (iii), so long as the Leverage Ratio determined on a Pro Forma Basis is not greater than 3.50 to 1.00 but is greater than 3.00 to 1.00 directly due to the effect of an Acquisition occurring in the immediately preceding fiscal quarter, then the Borrower may pay a regularly-scheduled Dividend in an aggregate amount no greater than the aggregate Dividend paid in the immediately preceding fiscal quarter.
          8.2.14 ERISA. (a) Engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of $2,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
          8.2.15 Change in Business. Engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof.
          8.2.16 Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary.
          8.2.17 Amendment and Waivers of Subordinated Debt. Change or permit any Subsidiary to change or amend (or take any action or fail to take any action the result of which is an effective amendment or change) or accept any waiver or consent with respect to, any document, instrument or agreement relating to any Subordinated Debt that would result in (a) an increase in the principal, interest, overdue interest, fees or other amounts payable under any Subordinated Debt, (b) an acceleration of any date fixed for payment or prepayment of principal, interest, fees or other amounts payable under any Subordinated Debt (including, without limitation, as a result of any redemption), (c) a change in any of the subordination provisions of any Subordinated Debt, or (d) any other change in any term or provision of any Subordinated Debt that could reasonably be expected to have an adverse effect on the interest of the Lenders.
          8.2.18 Capital Expenditures. Permit Capital Expenditures of the Borrower and its Subsidiaries during (a) fiscal year 2010 to exceed $28,000,000, and (b) fiscal year 2011 and thereafter to exceed $32,000,000. In the event that the Noteholders agree to eliminate the maximum Dollar amount restrictions on the Borrower’s ability to make Capital Expenditures, the Borrower and its Subsidiaries may make Capital Expenditures, provided that prior to and after giving effect to any such Capital Expenditure, the Borrower is in compliance on a Pro Forma Basis with the Fixed Charge Coverage Ratio as required under Section 8.2.7 at the level required at the time any such Capital Expenditure is made.
          8.2.19 Senior Note Documents. Except as otherwise provided in the Intercreditor Agreement, change or permit any Subsidiary to change or amend (or take any action or fail to take any action the result of which is an effective amendment or change) or accept any waiver or consent with respect to, any Senior Note Document that would result in (a) an increase in the principal, interest, overdue interest, fees or other amounts payable under any Senior Note Document, (b) an acceleration of any date fix for payment or prepayment of principal, interest, overdue interest, fees or other amounts payable under any Senior Note Document, (c) the terms and provisions of the Senior Note Documents, including without limitation the negative covenants and the events of default, being more restrictive to the Borrower and its Subsidiaries than the terms and provisions of this Agreement, or (d) the Borrower or any Subsidiary being subject to any prohibition or limitation on making any payment or prepayment under the Loan Documents.
     8.3 Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:
          8.3.1 Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.
          8.3.2 Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.
          8.3.3 Certificate of the Borrower. Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 8.3.3.
          8.3.4 Notices.
               8.3.4.1 within five days after any Authorized Officer of the Borrower knows or has reason to know of the occurrence of any Event of Default or Potential Default;

               8.3.4.2 within ten days after any Authorized Officer of the Borrower knows or has reason to know of any matter that has resulted or could reasonably be expected to result in a Material Adverse Change, including (i) any breach or non-performance of, or any default under, a contractual obligation of the Borrower or any Subsidiary that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Change; (ii) any dispute, litigation, or suspension between the Borrower or any Subsidiary and any Official Body that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Change; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Change;
               8.3.4.3 within ten days after any Authorized Officer of the Borrower knows or has reason to know of the occurrence of any ERISA Event;
               8.3.4.4 within ten days after any Authorized Officer of the Borrower knows or has reason to know of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and
               8.3.4.5 of the determination by the independent certified public accountants providing the opinion required under Section 8.3.2 (in connection with its preparation of such opinion) or the Borrower’s determination at any time of the occurrence or existence of any Internal Control Event.
               8.3.4.6 as soon as practicable, and in any event within 90 days after the commencement of each fiscal year, a consolidated plan and financial forecast for such fiscal year, including without limitation, a forecasted consolidated balance sheet, consolidated income statement and consolidated statement of cash flow of the Borrower for such fiscal year.
     Each notice pursuant to this Section 8.3.4 shall be accompanied by a statement of a Authorized Officer of the Borrower setting forth details known to the Borrower of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.3.4 shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
9. DEFAULT
     9.1 Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
          9.1.1 Payments Under Loan Documents. The Borrower shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity) or any Reimbursement Obligation on the date on which such principal or Reimbursement Obligation becomes due in accordance with the terms hereof, or the Borrower shall fail to pay any interest or other amount owing hereunder or under the other Loan

Documents within three (3) Business Days after the date on which such amount becomes due in accordance with the terms hereof or thereof;
          9.1.2 Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;
          9.1.3 Breach of Negative Covenants or Visitation Rights. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.5 [Visitation Rights] or Section 8.2 [Negative Covenants] other than Sections 8.2.4, 8.2.12, 8.2.14, 8.2.15 or 8.2.16;
          9.1.4 Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days;
          9.1.5 Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $7,500,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness in excess of $7,500,000 (whether or not such right shall have been waived) or the termination of any commitment to lend;
          9.1.6 Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of $3,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;
          9.1.7 Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms in any material respect thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;
          9.1.8 Uninsured Losses; Proceedings Against Assets. There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $7,500,000, or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets having a value in excess of $7,500,000 are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;
          9.1.9 Events Relating to Plans and Benefit Arrangements. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2,000,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000;
          9.1.10 Change of Control. There occurs a Change of Control with respect to the Borrower.
          9.1.11 Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be solvent or admits in writing its inability to pay its debts as they mature.
     9.2 Consequences of Event of Default.
          9.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1.1 through 9.1.10 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and
          9.2.2 Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1.11 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and
          9.2.3 Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and
          9.2.4 Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:
          (i) first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or the Administrative Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;
          (ii) second, to the repayment of all Obligations then due and unpaid of the Loan Parties to the Lenders or their Affiliates incurred under this Agreement or any of the other Loan Documents or agreements evidencing any Lender Provided Interest Rate Hedge or Other Lender Provided Financial Services Obligations, whether of principal, interest, fees, expenses or otherwise and to cash collateralize the Letter of Credit Obligations, in such manner as the Administrative Agent may determine in its discretion; and

          (iii) the balance, if any, as required by Law.
10. THE ADMINISTRATIVE AGENT
     10.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1

[Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.
          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     10.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     If PNC resigns as Administrative Agent under this Section 10.6, PNC shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.
     10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Co-Syndication Agents or Sole Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.
     10.9 Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.
     10.10 Authorization to Release Collateral and Guarantors. The Lenders and Issuing Lenders authorize the Administrative Agent to release (i) any Collateral consisting of assets or Equity Interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Sections 8.2.2 [Disposition of Assets] or 8.2.3 [Consolidations and Mergers], and (ii) any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Sections 8.2.2 [Disposition of Assets] or 8.2.3 [Consolidations and Mergers].
     10.11 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
11. MISCELLANEOUS
     11.1 Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

          11.1.1 Increase of Commitment. Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;
          11.1.2 Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;
          11.1.3 Release of Collateral or Guarantor. Except for sales of assets permitted by Section 8.2.2 [Disposition of Assets], release all or substantially all of the Collateral or any Guarantor from its Obligations under the Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders); or
          11.1.4 Miscellaneous. Amend Section 5.2 [Pro Rata Treatment of Lenders], 10.3 [Exculpatory Provisions, Etc.] or 5.3 [Sharing of Payments by Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders (other than Defaulting Lenders);
provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the Issuing Lender may be made without the written consent of such Administrative Agent or Issuing Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender].
     11.2 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.
     11.3 Expenses; Indemnity; Damage Waiver.
          11.3.1 Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all reasonable fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents in connection with any examinations authorized under Section 8.1.5.
          11.3.2 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Loan Parties under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such

Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          11.3.3 Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.3.1 [Costs and Expenses] or 11.3.2 [Indemnification by the Borrower] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.
          11.3.4 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3.2 [Indemnification by Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
          11.3.5 Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
     11.4 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
     11.5 Notices; Effectiveness; Electronic Communication.
          11.5.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).
          Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.
          11.5.2 Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          11.5.3 Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
     11.6 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
     11.7 Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.
     11.8 Successors and Assigns.
          11.8.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          11.8.2 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
               (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
               (B) in any case not described in clause (i)(A) of this Section 11.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
          (iii) Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:
               (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
               (B) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
          (iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.
          (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
          (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], 5.8 [Increased Costs], and 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].

          11.8.3 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          11.8.4 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Sections 11.1.1 [Increase of Commitment, Etc.], 11.1.2 [Extension of Payment, Etc.], or 11.1.3 [Release of Collateral or Guarantor]). Subject to Section 11.8.5 [Limitations upon Participant Rights Successors and Assigns Generally], the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available] and 5.8 [Increased Costs] to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Setoff] as though it were a Lender; provided such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender.
          11.8.5 Limitations upon Participant Rights Successors and Assigns Generally. A Participant shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs], 5.9 [Taxes] or 11.3 [ Expenses; Indemnity; Damage Waiver] than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 [Taxes] unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.9.5 [Status of Lenders] as though it were a Lender.

          11.8.6 Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     11.9 Confidentiality.
          11.9.1 General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          11.9.2 Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].
     11.10 Counterparts; Integration; Effectiveness.
          11.10.1 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
     11.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
          11.11.1 Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of New York without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to is conflict of laws principles.
          11.11.2 SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OHIO SITTING IN CUYAHOGA COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF OHIO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH OHIO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

          11.11.3 WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
          11.11.4 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          11.11.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     11.12 USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.
     11.13 Joinder of Loan Party. Any Subsidiary of the Borrower that is not a Foreign Subsidiary which is required to join this Agreement as a Borrower or Guarantor pursuant to Section 8.2.4 [Loans and Investments] shall execute and deliver to the Administrative Agent (i) a Joinder Agreement in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; (ii) documents in the forms described in Section 7.1 [First Loans] modified as appropriate to relate to such Subsidiary; and (iii) documents necessary to grant the Administrative Agent a Lien on the Collateral and create a security interest in favor of the Administrative Agent for the benefit of the Lenders in all personal property held by such Subsidiary. In the case of a Permitted Acquisition, the Loan Parties cause such Joinder Agreement and related documents to be delivered to the Administrative Agent at the time of the closing of such Permitted Acquisition. In the case of a newly formed Person required to join this Agreement pursuant to Section 8.2.4, the Loan Parties shall deliver such Joinder Agreement and related documents to the Administrative Agent within five (5) Business Days after the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation.
[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]
     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

SPARTECH CORPORATION
By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

ATLAS ALCHEM PLASTICS, INC.
ALCHEM PLASTICS CORPORATION
ALCHEM PLASTICS, INC.
SPARTECH PLASTICS, LLC
By: Spartech Corporation, its sole member
POLYMER EXTRUDED PRODUCTS, INC.
SPARTECH POLYCAST, INC.
SPARTECH TOWNSEND, INC.
SPARTECH POLYCOM, INC.
FRANKLIN-BURLINGTON PLASTICS, INC.
SPARTECH CMD, LLC
By: Spartech Plastics LLC, its managing member
SPARTECH FCD, LLC
By: Polymer Extruded Products, Inc., its managing
member
SPARTECH SPD, LLC
By: Spartech Plastics, LLC, its managing member
SPARTECH MEXICO HOLDING COMPANY
SPARTECH MEXICO HOLDING COMPANY TWO
SPARTECH MEXICO HOLDINGS, LLC
By: Spartech Mexico Holding Company, its sole member
CREATIVE FORMING, INC.
PEPAC HOLDINGS, INC.
SPARTECH RESEARCH AND DEVELOPMENT, LLC
By: Spartech Corporation, its sole member

By:
Randy C. Martin
Vice President for all of the above

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, Individually and as Administrative Agent
By:
Name:
Title:

[OTHER LENDERS]
By:
Name:
Title: